Contact:	Paul Dickard (Media) (201) 573-3120 Joe Fimbianti (Analysts) (201) 573-3113

Ingersoll Rand Reports Tax Charge for Third Quarter 2006

Hamilton, Bermuda, October 13, 2006—Ingersoll-Rand Company Limited (NYSE:IR) today announced that, on October 6, 2006, the company and its consolidated subsidiaries received a notice from the Internal Revenue Service (IRS) containing proposed adjustments to the company’s tax filings in connection with an audit of the 1998 through 2000 tax years. The principal proposed adjustments consist of the disallowance of certain capital losses taken in the company’s tax returns in 1999 and 2000. The disallowance would result in additional taxes and penalties of approximately $155 million, plus interest to date of approximately $62 million. The company disputes the IRS’ position and intends to contest the proposed disallowance. The issues raised in the notice are not related to the company’s reorganization in Bermuda, which was effective December 31, 2001.

The company will add approximately $27 million to its previously established reserves, and that amount, equal to approximately $0.08 per share, will be taken as a charge in the quarter ended September 30, 2006. After taking this charge into account, the company believes that it has adequately reserved for the ultimate resolution of this issue. Should the IRS prevail in its disallowance of the capital losses and imposition of penalties and interest, it would result in a cash outflow of approximately $155 million, plus interest through the payment date.
Details on the third quarter 2006 results and an updated full-year 2006 forecast will be provided as part of the company’s previously scheduled earnings release and investor conference call on October 27, 2006.

Ingersoll Rand is a leading diversified industrial company providing products, services and integrated solutions to industries ranging from transportation and manufacturing to food retailing, construction, and agriculture. With a 135-year-old heritage of technological innovation, we help companies worldwide to be more productive, efficient and innovative. In every line of our business, Ingersoll Rand enables companies and their customers to create progress. For more information, visit www.ingersollrand.com.

This news release includes "forward-looking statements" as defined in the Private Securities Litigation Reform Act of 1995 with respect to our financial condition, results of operations and business. These statements are based on currently available information and are based on our current expectations and projections about future events. These statements are subject to risks and uncertainties that could cause actual results, performance or achievements to differ materially from anticipated results, performance or achievements.

These risks and uncertainties include, but are not limited to: fluctuations in the condition of, and the overall political landscape of, the economies in which we operate; our competitive environment; material changes in technology or technology substitution; our ability to attract, train and retain highly-qualified employees; unanticipated climatic changes; changes in governmental regulation; the costs and effects of legal and administrative proceedings; changes in tax laws, tax treaties or tax regulations or the interpretation or enforcement thereof; currency fluctuations; our ability to complete acquisitions on financially attractive terms and successfully integrate them with our other businesses; and the impact of new accounting standards. Undue reliance should not be placed on such forward-looking statements as they speak only as of the date made. Additional information regarding these and other risks and uncertainties is contained in our periodic filings with the SEC, including, but not limited to, our report on Form 10-Q for the quarterly period ended June 30, 2006.

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